UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2011
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0156584 (I.R.S. Employer Identification No.)
1170 Kifer Road
Sunnyvale, California 94086
(Address of principal executive offices, with zip code)
(408) 962-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     (e)
     On February 4, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Trident Microsystems, Inc. (the “Company”) approved the terms of a First Half Fiscal 2011 Executive Incentive Plan (the “Plan”), which is applicable to executive officers of the Company as determined pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.
     The performance period under the Plan is the first semi-annual period of the Company’s 2011 fiscal year. The semi-annual target bonus for each participant will be equal to 50% of his or her annual target bonus. The Committee will establish target levels of achievement for three separate financial performance metrics: (i) total revenue, (ii) operating margin, and (iii) cash. At these target levels, the achievement percentage for total revenue, operating margin and cash will be 10.0%, 7.5% and 7.5%, respectively. The maximum achievement percentage for total revenue, operating margin and cash will be 20%, 15% and 15%, respectively, and the achievement percentage for each financial performance metric may be as low as 0%.
     The Committee shall determine for each executive officer the dollar amount that is equal to (i) such executive officer’s semi-annual target bonus multiplied by (ii) the sum of the achievement percentage of each financial performance metric. In furtherance of the Company’s pay-for-performance philosophy, the Committee may, in its sole discretion, determine to increase or decrease this amount, or eliminate any bonus, based upon the executive officer’s individual performance or such other factors as the Committee may determine; provided (a) the final bonus for each executive officer, after such adjustment (if any), will be capped at 200% of his or her semi-annual target bonus, and (b) the aggregate amount of the final bonuses payable to all executive officers may not exceed the total bonus pool determined by the Committee to be available for distribution to all of the Company’s executives under its semi-annual incentive plans.
     Bonuses will be payable in the form of fully-vested restricted stock awards under the Company’s 2010 Equity Incentive Plan, subject to the approval of the Committee and based upon the closing price of the Company’s common stock on the grant date, as reported by the Nasdaq Stock Market. The Committee may elect in its sole discretion to pay some or all of the payable bonuses to one or more of the Plan participants in cash.
     For fiscal year 2011, the individual target percentages for the executive officers range from 40% to 100% of base salary, depending on the executive officer’s position. The Committee has established the following as the individual annual target bonuses for fiscal year 2011 for the Company’s executive officers:

Name	Annual Target Bonus
Philippe Geyres	100% of base salary
Pete J. Mangan	65% of base salary
David L. Teichmann	75% of base salary
Richard Janney	40% of base salary
     The Plan will be administered by the Committee, which will have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Committee will in every case be final and binding on all persons having an interest in the Plan. The Committee may modify the financial performance goals with the advice and counsel of the CEO and CFO at any time during the performance period and may grant bonuses to executive officers even if the financial performance goals are not met. The Committee retains the absolute discretion to amend, modify or terminate the Plan at any time.
     A copy of the Plan is attached hereto as an exhibit, and the foregoing description of the terms thereof is qualified in its entirety by the terms therein.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
10.53	First Half Fiscal Year 2011 Executive Incentive Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 8, 2011

TRIDENT MICROSYSTEMS, INC.
/s/ David L. Teichmann
David L. Teichmann
Executive Vice President, General Counsel & Corporate Secretary

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